Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-165830) pertaining to the 2010 Long-Term Incentive Plan of PlainsCapital Corporation of our report dated March 22, 2011, with respect to the consolidated financial statements of PlainsCapital Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Dallas, Texas

March 22, 2011